Exhibit 99.1

Yellow Roadway Corporation

10990 Roe Avenue

Overland Park, KS 66211

Phone 913 696 6100 Fax 913 696 6116

NEWS RELEASE

November 30, 2004

Yellow Roadway Commences Exchange Offers for

its Contingent Convertible Senior Notes due 2023

OVERLAND PARK, KAN. — Yellow Roadway Corporation (NASDAQ: YELL) today announced that it has commenced offers pursuant to which holders of its 5.0% Contingent Convertible Senior Notes due 2023 and 3.375% Contingent Convertible Senior Notes due 2023 (collectively, the “Existing Notes”) may exchange their Existing Notes for an equal amount of the company’s new 5.0% Net Share Settled Contingent Convertible Senior Notes due 2023 and 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 (collectively, the “New Notes”), respectively. The New Notes will contain a net share settlement feature that, upon conversion, provides for the principal amount of the New Notes to be settled in cash and the excess value to be settled in common stock, as well as an additional change in control feature.

The company is offering to exchange $1,000 in principal amount of New Notes for each $1,000 in principal amount of its Existing Notes accepted for exchange. New Notes will be issued in denominations of $1,000 and any integral multiple of $1,000. Holders of the Existing Notes may tender all, some or none of their Existing Notes. The exchange offers will expire at 12:01 a.m., New York City time, on December 29, 2004, unless extended or withdrawn. Holders must tender their Existing Notes prior to the expiration date if they wish to participate in the exchange offers. Full details of the terms and conditions of the exchange offers are included in the company’s preliminary prospectus dated November 30, 2004.

Credit Suisse First Boston is acting as dealer manager and Morrow & Co., Inc. is the information agent for the exchange offers. Copies of the prospectus and the related letter of transmittal may be obtained from Morrow & Co., Inc., 445 Park Avenue, 5th Floor, New York, New York 10022, (212) 754-8000 or (800) 607-0088.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Yellow Roadway Corporation is one of the largest transportation service providers in the world. Through its subsidiaries including Yellow Transportation, Roadway Express, New Penn Motor Express, Reimer Express, Meridian IQ and Yellow Roadway Technologies, Yellow Roadway provides a wide range of asset and non-asset-based transportation services integrated by technology. The portfolio of brands provided through Yellow Roadway Corporation subsidiaries represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, Yellow Roadway Corporation employs over 50,000 people.

Investor Contact:	Stephen Bruffett	Media Contact:	Suzanne Dawson
	Yellow Roadway Corporation		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	steve.bruffett@yellowroadway.com		sdawson@lakpr.com